Exhibit 99.2

Freeport-McMoRan Copper & Gold Inc. Announces
Election of Three New Members to its Board of Directors

NEW ORLEANS, LA and PHOENIX, AZ, March 19, 2007 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today the election of three former directors of Phelps Dodge Corporation to its Board of Directors: General Charles C. Krulak, Jon C. Madonna and Dustan E. McCoy.

General Charles C. Krulak, 64, is a retired U.S. Marine. The 35-year military career of Mr. Krulak culminated with his serving as Commandant, the Marine Corps’ highest-ranking officer, from 1995 to 1999. After retiring from the military in 1999, Mr. Krulak joined MBNA Corporation, a leading international financial services company. Until retiring from MBNA in 2005, he served the company as Executive Vice Chairman and previously held the position of Chief Executive Officer of MBNA Europe Bank Limited. He holds a Bachelor of Science degree in engineering from the U.S. Naval Academy and a Master of Science degree in labor relations from George Washington University. Mr. Krulak is a member of the Boards of Directors of ConocoPhillips and Union Pacific Corporation.

Jon C. Madonna, 63, is the retired Chairman and Chief Executive Officer of KPMG. He holds a Bachelor of Science degree in Accounting from the University of San Francisco. Mr. Madonna is a director of AT&T, Tidewater Inc. and Visa U.S.A. Inc.

Dustan E. McCoy, 57, is Chairman and Chief Executive Officer of Brunswick Corporation, a leading manufacturer of recreational products. Mr. McCoy joined Brunswick in 1999 and became Chairman and Chief Executive Officer in December 2005. Before joining Brunswick, he held senior positions with Witco Corporation, a chemical manufacturer. Mr. McCoy holds a Bachelor of Arts degree in political science from Eastern Kentucky University and a Juris Doctor degree from the Salmon P. Chase College of Law at Northern Kentucky University. He also serves on the Board of Directors of Louisiana-Pacific Corporation.

“We are pleased to welcome Charles Krulak, Jon Madonna and Dusty McCoy to the FCX Board of Directors,” said James R. Moffett, Chairman of the Board, and Richard C. Adkerson, Chief Executive Officer of FCX. “We look forward to their guidance and counsel as we combine the businesses of Phelps Dodge and FCX.”

FCX is an international mining industry leader based in North America with large, long-lived, geographically diverse assets and significant proven and probable reserves of copper, gold and molybdenum. FCX has one of the most dynamic portfolios of operating, expansion and growth projects in the copper mining industry. The Grasberg mine, the world’s largest copper and gold mine in terms of reserves, is the company’s key asset. FCX also operates significant mining operations in North and South America and is developing the world-class Tenke Fungurume project in the Democratic Republic of Congo. Additional information on FCX is available on our web site, www.fcx.com.

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